EXHIBIT 10.18

MGM RESORTS INTERNATIONAL

AMENDED AND RESTATED FREESTANDING STOCK APPRECIATION RIGHT

AGREEMENT

No. of shares subject to the SAR: 750,000

This Agreement (this “Agreement”) is made by and between MGM Resorts International (formerly MGM MIRAGE), a Delaware corporation (the “Company”), and Robert H. Baldwin (the “Participant”) as of December 13, 2010, and amended and restated as of April 8, 2011.

RECITALS

A. The Board of Directors of the Company (the “Board”) has adopted the MGM MIRAGE 2005 Omnibus Incentive Plan (the “Plan”), which provides for the granting of awards, including SARs (as that term is defined in Section 1 below) to selected employees.

B. The Board believes that the grant of SARs will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).

C. The Compensation Committee appointed to administer the Plan (the “Committee”) authorized the grant of an SAR to Participant pursuant to the terms of the Plan and this Agreement as of December 13, 2010.

D. On April 8, 2011, the Committee authorized amendments to the SARs, set forth in this Agreement, to reflect the Committee’s original intent that the SARs include certain rights upon termination of employment.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Definitions.

1.1 “Code” means the Internal Revenue Code of 1986, as amended.

1.2 “Change of Control” has the meaning ascribed to such term in the Employment Agreement.

1.3 “COC Termination Right” means, in accordance with Section 10.7 of the Employment Agreement, the Participant’s right to terminate his active employment during the Employment Term for any reason in the event of a Change of Control; provided, that, the Participant must provide the Company with thirty (30) days’ prior notice of such termination; and provided, further, that, such notice must be given by the Participant to the Company no later than ninety (90) days following the Change of Control. Such notice may be provided to the Company prior to, and conditioned upon, the occurrence of a Change of Control.

1.4 “Continuing COC” means a Change of Control (a) following which the shares of Stock will be publicly traded or (b) in which a company whose common stock is publicly traded acquires control of the Company and replaces the then outstanding balance of this SAR with an equivalent stock appreciation right with respect to its common stock.

1.5 “Disability” has the meaning ascribed to such term in the Employment Agreement.

1.6 “Discontinuing COC” means a Change of Control (a) following which the shares of Stock will no longer be publicly traded and (b) in the event that a company whose common stock is publicly traded acquires control of the Company, in which such acquirer does not replace the then outstanding balance of this SAR with an equivalent stock appreciation right with respect to its common stock.

1.7 “Employee’s Good Cause” has the meaning ascribed to such term in the Employment Agreement.

1.8 “Employer’s Good Cause” has the meaning ascribed to such term in the Employment Agreement.

1.9 “Employment Agreement” means the employment agreement, dated as of December 13, 2010, by and between the Participant and the Company.

1.10 “Employment Term” means the term of the Employment Agreement ending on December 13, 2014.

1.11 “Exercise Period” means the period commencing upon December 13, 2010 and ending upon the earliest of:

(1) the expiration date specified in Section 3.1.A;

(2) in the event of a termination of the Participant’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company without Employer’s Good Cause, by Employee for Employee’s Good Cause, by the Participant pursuant to exercise of the COC Termination Right, or on account of death or Disability, the date that is two (2) years and ninety (90) days following the date of such termination (except that in the case of a termination due to Disability, such period will be measured from the commencement of the Disability);

(3) in the event of a termination of the Participant’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company for Employer’s Good Cause or by the Participant without Employee’s Good Cause, the date that is ninety (90) days following the date of such termination;

(4) in the event that the Participant violates the Restrictive Covenants (as incorporated in this Agreement by Section 3.11) during the Restrictive Period, the date that is ninety (90) days following the date upon which such violation occurred;

(5) in the event of a termination of the Participant’s active employment for any reason after the end of the Employment Term, the date that is ninety (90) days following such termination; and

(6) the date of the occurrence of a Discontinuing COC.

1.12 “Parent” means a parent corporation as defined in Section 424(e) of the Code.

1.13 “Restrictive Covenants” has the meaning set forth in Section 3.11 of this Agreement.

1.14 “Restrictive Period” has the meaning ascribed to such term in the Employment Agreement.

1.15 “SAR” means a Stock Appreciation Right that is granted independently of any Option pursuant to the Plan.

1.16 “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder.

1.17 “Stock” means the Company’s common stock, $.01 par value per share.

1.18 “Stock Appreciation Right” means an award pursuant to the Plan to be settled in Stock, with the number of shares to be delivered based upon the increase in value of the underlying Stock, granted in tandem with or independently of an option granted under the Plan.

1.19 “Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than 50 percent by reason of stock ownership or otherwise.

1.20 “Vesting Period” means the period commencing upon December 13, 2010 and ending upon the earliest of:

(1) the third anniversary of the Initial Exercise Date;

(2) in the event of a termination of the Participant’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company without Employer’s Good Cause, by the Participant for Employee’s Good Cause, by the Participant pursuant to exercise of the COC Termination Right, or on account of death or Disability, the date that is two (2) years following the date of such termination (except that in the case of a termination due to Disability, such two (2)-year period will be measured from the commencement of the Disability);

(3) in the event of a termination of the Participant’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company for Employer’s Good Cause or by the Participant without Employee’s Good Cause, the date of such termination;

(4) in the event that the Participant violates the Restrictive Covenants (as incorporated in this Agreement by Section 3.11) during the Restrictive Period, the date upon which such violation occurred; and

(5) the date of the occurrence of a Discontinuing COC.

2. Grant to Participant.

2.1 On December 13, 2010, the Company granted to the Participant a SAR with respect to an aggregate of 750,000 shares of Stock, subject to the terms and conditions of the Plan and subject to the terms and conditions of this Agreement of the same date. This SAR consists of the right to receive, upon exercise of the SAR (or any portion thereof), shares of Stock in an amount whose Fair Market Value (as defined in the Plan) is equal to the excess of (X) the Fair Market Value of the Stock on the date or dates upon which the Participant exercises this SAR, or any portion thereof, over (Y) the Conversion Price (as that term is hereinafter defined) of such shares. That number of shares shall be reduced by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the grant or exercise of this SAR. No fractional shares shall be issued pursuant to this SAR.

2.2 The conversion price per share for this SAR shall be: $13.18, the Fair Market Value on the date of grant (the “Conversion Price”).

3. Terms and Conditions.

3.1 Exercisability. The SAR evidenced hereby is subject to the terms and conditions of the Employment Agreement (including extensions, renewals, amendments and successors thereto if the provisions relating to SARs are not modified (and if modified, such modifications shall only apply to SARs granted concurrently with or after the date of such modification, and the existing agreement shall govern the SAR evidenced hereby)) as it relates to all terms except: the Conversion Price; the number of shares determined in Section 2.1 above; and the expiration date defined in this section. If the Employment Agreement is silent as to the terms and conditions in this Section 3, the SAR evidenced hereby is subject to the following terms and conditions:

A. Expiration Date. The SAR shall expire at 5:00 p.m., Pacific Standard Time on December 13, 2017 or such earlier time as may be required by the Plan or this Agreement if the Participant’s employment with the Company or a Parent or Subsidiary is terminated.

B. Exercise of SAR. The SAR, or any portion thereof, may be exercised only to the extent it has vested pursuant to the terms and conditions of this Agreement and only during the Exercise Period; provided, however that this SAR may not at any time be exercised in part with respect to fewer than the lesser of (i) 50 shares or (ii) the number of shares which remain to be purchased pursuant to this SAR. In order to exercise this SAR, the Participant or any other person or persons entitled to exercise this SAR shall give written notice to the Committee specifying the number of shares with respect to which the SAR is being exercised, which notice must be received during the Exercise Period; provided, that if the Participant’s employment with the Company and any Parent and Subsidiaries is terminated due to death, or if the Participant dies during the Exercise Period following a termination of employment, this SAR or a portion thereof may be exercised at any time or from time to time during the Exercise Period, to the extent the Participant would have been entitled to do so, by the person or persons to whom the Participant’s rights under this SAR pass by will or applicable law, or if no such person has such rights, by his executors or administrators. This SAR will vest and become exercisable in cumulative installments as follows, subject to Sections 3.2, 3.3 and 3.4:

(i) The first installment shall consist of 25 percent of the shares subject to this SAR and shall vest and become exercisable on December 13, 2011 (the “Initial Exercise Date”).

(ii) The second installment shall consist of 25 percent of the shares subject to this SAR and shall vest and become exercisable on the first anniversary of the Initial Exercise Date.

(iii) The third installment shall consist of 25 percent of the shares subject to this SAR and shall vest and become exercisable on the second anniversary of the Initial Exercise Date.

(iv) The fourth installment shall consist of 25 percent of the shares subject to this SAR and shall vest and become exercisable on the third anniversary of the Initial Exercise Date.

An installment of the SAR will not vest and become exercisable unless (i) the vesting date specified in this Section 3.1.B. with respect to such installment occurs during the Vesting Period, and (ii) either the Participant has continued active employment or service with the Company, its Parent and Subsidiaries through such applicable vesting date or the Vesting Period was extended for two (2) years (pursuant to Clause (2) of the definition of “Vesting Period”).

3.2 Change of Control.

A. In the event the Participant terminates his active employment during the Employment Term by exercising the COC Termination Right:

(i) vesting with respect to the unvested balance of this SAR, if any, shall accelerate, and this SAR will become vested and exercisable in full upon the date of termination of the Participant’s active employment; and

(ii) the Restrictive Covenants incorporated herein by Section 3.11 shall not apply to the Participant following the date of termination of his active employment.

B. In the event of a Discontinuing COC, if the Exercise Period will not have expired prior to or as of the date of the occurrence of such Discontinuing COC, this SAR will terminate upon the occurrence of such Discontinuing COC, and:

(i) if the Participant is currently actively employed by the Company during the Employment Term on the date of the occurrence of the Discontinuing COC, vesting with respect to the unvested balance of this SAR, if any, will accelerate, and this SAR will become vested in full immediately prior to the occurrence of such Discontinuing COC.

(ii) If the Participant’s active employment was previously terminated during the Employment Term in circumstances as a result of which the Vesting Period was extended by two (2) years (pursuant to Clause (2) of the definition of “Vesting Period”), vesting with respect to the balance of such two (2)-year extension, if any, will accelerate, and this SAR will become vested to the extent of such accelerated balance immediately prior to the occurrence of the Discontinuing COC.

(iii) Where the Discontinuing COC results from an exchange of the Company’s outstanding shares of Stock for securities or property other than cash, the Committee shall provide for:

(A) the purchase of the outstanding, vested balance of this SAR for an amount of cash equal to (I) the value of the consideration per share of Stock to be paid by the purchaser in such Discontinuing COC, less the Conversion Price, multiplied by (II) the number of shares of Stock subject to the outstanding, vested balance of this SAR, net of applicable taxes; or

(B) the purchase of the outstanding, vested balance of this SAR for an amount of the same securities or property as are received, pursuant to the Discontinuing COC, by the stockholders of the Company with respect to their shares of Stock, which amount has a value equal to (I) the value of the consideration per share of Stock to be paid by the purchaser in such Discontinuing COC, less the Conversion Price, multiplied by (II) the number of shares of Stock subject to the outstanding, vested balance of this SAR, net of applicable taxes.

The cash due to the Participant in connection with a purchase pursuant to clause (A) shall be paid in a lump sum within thirty (30) days of the occurrence of such Discontinuing COC. Any payment pursuant to clause (B) shall comply with, or be exempt from, Section 409A.

(iv) Where the Discontinuing COC results from an exchange of the Company’s outstanding shares of Stock for cash, the Committee shall provide for the purchase of the outstanding, vested balance of this SAR for an amount of cash equal to (A) the cash price per share of Stock to be paid by the purchaser in such Discontinuing COC, less the Conversion Price, multiplied by (B) the number of shares of Stock subject to the outstanding, vested balance of this SAR being purchased, net of applicable taxes. The cash due to the Participant in connection with a purchase pursuant to this Section 3.2.B.(iv) shall be paid in a lump sum within thirty (30) days of the occurrence of such Discontinuing COC.

C. Subject to Section 3.2.A., in the event of a Continuing COC, the unvested balance of this SAR (if any) will continue to vest, and the outstanding balance of this SAR (if any) will be subject to exercise, in each case as if such Continuing COC had not occurred.

3.3 Forfeiture of SAR. The unvested balance of this SAR, if any, shall be forfeited, and the Participant’s rights in such unvested balance of this SAR shall lapse and expire, on the day immediately following the date when the Vesting Period expires. This SAR, whether or not vested shall lapse and expire on the day immediately following the date when the Exercise Period expires.

3.4 Committee Discretion. The Committee, in its discretion, may accelerate the exercisability of the balance, or some lesser portion, of the Participant’s unexercisable SAR at any time, subject to the terms of the Plan and in accordance with any written agreement between the Participant and the Company. If so accelerated, this SAR will be considered as exercisable as of the date specified by the Committee or an applicable written agreement.

3.5 Limits on Transferability. This SAR may be transferred to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to a SAR, if any that has been transferred to a trust, references in this Agreement to exercisability related to such SAR shall be deemed to include such trust. No interest of Participant under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.6 Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock, or of any similar change affecting the Stock, the number and class of securities subject to this SAR, the Conversion Price per share, and any other terms of this Agreement then the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon exercise of this SAR) that it deems necessary. Any adjustment so made shall be final and binding upon the Participant.

3.7 No Rights as Stockholder. Participant shall have no rights as a stockholder with respect to any shares of Stock subject to this SAR until the SAR has been exercised and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

3.8 No Right to Continued Performance of Services. This SAR shall not confer upon the Participant any right to continue to be employed by the Company or any Parent or Subsidiary nor may it interfere in any way with the right of the Company or any Parent or Subsidiary for which Participant performs services to terminate Participant’s employment at any time.

3.9 Compliance With Law and Regulations. This SAR, its exercise and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.10 Certain Corporation Transactions. Nothing in the Plan or this Agreement will in any way prohibit the Company from merging with or consolidating into another corporation or from selling or transferring all or substantially all of its assets, or from distributing all or substantially all of its assets to its stockholders in liquidation, or from dissolving and terminating its corporate existence, and if any such event constitutes a Change of Control, Section 3.2 shall apply.

3.11 Non-Competition; Non-Solicitation. The restrictive covenants set forth in Section 8.1 of the Employment Agreement (the “Restrictive Covenants”) shall be incorporated herein and made a part of this Agreement along with the representations and warranties set forth in Section 9 of the Employment Agreement relating to such Restrictive Covenants.

4. Investment Representation. The Participant must, upon demand by the Company, promptly furnish the Company, prior to the issuance of any shares of Stock upon the exercise of all or any part of this SAR, an agreement in which the Participant represents that the shares of Stock acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof. The Company will have the right, at its election, to place legends on the certificates representing the shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5. Participant Bound by Plan. Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Company hereby agrees to provide the Participant with any amendments to this Plan which may be adopted prior to the expiration date specified in Section 3.1.A.

6. Notices. Any notice hereunder to the Company must be addressed to: MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any notice hereunder to Participant must be addressed to the Participant at Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

7. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law.

8. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

9. Arbitration. Except as otherwise provided in Exhibit A to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit A hereto.

10. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

11. Severability. Any portion of this Agreement that is declared contrary to any law, regulation or is otherwise invalid, shall be deemed stricken without impairing the validity of the remainder this Agreement.

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IN WITNESS WHEREOF, the Company and the Participant have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

MGM RESORTS INTERNATIONAL

By:	/s/ John M. McManus
	Name:	John M. McManus
	Title:	Executive Vice President, General Counsel & Secretary

PARTICIPANT

By:	/s/ Robert H. Baldwin
Robert H. Baldwin

EXHIBIT A

ARBITRATION

This Exhibit A sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit A shall be considered to be a part of the Agreement.

1.

Except for a claim by either Participant or the Company for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or relating to the Agreement or the breach hereof including without limitation any claim involving the interpretation or application of the Agreement or the Plan, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph. This Exhibit A covers any claim Participant might have against any officer, director, employee, or agent of the Company, or any of the Company’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them. The promises by the Company and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.

Claims Subject to Arbitration. This Exhibit A contemplates mandatory arbitration to the fullest extent permitted by law. Only claims that are justiciable under applicable state or federal law are covered by this Exhibit A. Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.

3.

Non-Waiver of Substantive Rights. This Exhibit A does not waive any rights or remedies available under applicable statutes or common law. However, it does waive Participant’s right to pursue those rights and remedies in a judicial forum. By signing the Agreement and the acknowledgment at the end of this Exhibit A, the undersigned Participant voluntarily agrees to arbitrate his or her claims covered by this Exhibit A.

4.

Time Limit to Pursue Arbitration; Initiation: To ensure timely resolution of disputes, Participant and the Company must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that the Company and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly. The parties agree that the aggrieved party must, within the time frame provided by this Exhibit A, give written notice of a claim pursuant to Section 6 of the Agreement. In the event such notice is to be provided to the Company, the Participant shall provide a copy of such notice of claim to the Company’s Executive Vice President and General Counsel. Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

5.	Selecting an Arbitrator: This Exhibit A mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes. The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened. The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS. If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

6.	Representation/Arbitration Rights and Procedures:

a.	Participant may be represented by an attorney of his/her choice at his/her own expense.

b.

The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. In all cases, this Exhibit A shall provide for the broadest level of arbitration of claims between the Company and Participant under Nevada or applicable federal law. The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.

The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law. In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.	The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.

The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS. The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding. The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.

The parties shall exchange witness lists at least 30 days prior to the trial/hearing procedure. The arbitrator shall have subpoena power so that either Participant or the Company may summon witnesses. The arbitrator shall use the Federal Rules of Evidence. Both parties have the right to file a post hearing brief. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.	Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

7.

Arbitrator’s Award: The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award shall be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested. The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law. The arbitrator’s decision is final and binding on both parties. Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.	Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit A and to enforce an arbitration award.

b.

In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Participant which is subject to arbitration under this Exhibit A, Participant hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Participant’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit A.

8.

Fees and Expenses: The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Participant is the party initiating the claim, Participant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Participant is (or was last) employed by the Company. Participant and the Company shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

9.

The arbitration provisions of this Exhibit A shall survive the termination of Participant’s employment with the Company and the expiration of the Agreement. These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit A.

10.	The arbitration provisions of this Exhibit A do not alter or affect the termination provisions of this Agreement.

11.	Capitalized terms not defined in this Exhibit A shall have the same definition as in the Agreement to which this is Exhibit A.

12.

If any provision of this Exhibit A is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit A. All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT A IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT A CONSTITUTES A MATERIAL TERM AND CONDITION OF THE RESTRICTED STOCK UNITS AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT A, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit A, they are waiving the right to pursue claims covered by this Exhibit A in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury. It is specifically understood that this Exhibit A does not waive any rights or remedies which are available under applicable state and federal statutes or common law. Both parties enter into this Exhibit A voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit A.

Participant further acknowledges that Participant has been given the opportunity to discuss this Exhibit A with Participant’s private legal counsel and that Participant has availed himself/herself of that opportunity to the extent Participant wishes to do so.

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